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Exhibit 10.1

Agreement in Principle

        This Agreement in Principle, dated as of July 1, 2004, contains the material terms of a Joint Development Agreement between Aixtron Aktiengesellschaft and Genus, Inc. (the "Agreement"). The parties believe that customers desire a production tool based on both parties' background technology and accordingly wish to commence design and development efforts as soon as practicable in order to satisfy such demand. Both parties acknowledge that they could not develop such product independently and rapidly without the background technology of the other party.

1.
Purpose of Project. Design and development of a hybrid ALD/AVD multiwafer production tool ("Product").

2.
Effective Date. The Project will commence 6 weeks after the date of the Agreement and Plan of Merger between the Parties, dated as of the date hereof (the "Merger Agreement"), but in no event prior to the expiration of all waiting periods under the Hart-Scott-Rodino Act (the "Effective Date").

3.
Design Phase. During the Design Phase, the parties will work with and utilize Genus ALD and Aixtron AVD background technology to design the concept for a Product. The Design Phase shall commence on the Effective Date and end 6 months after the Effective Date.

4.
Exclusivity. During the Design Phase, Genus shall conduct Project activities exclusively with Aixtron and shall not conduct any such activities with any third party.

5.
Review. At the end of the Design Phase, the parties will conduct a review of the design work. If both parties wish to continue the joint development project, they will agree on the parameters for further development and commercialization of the Product, including appropriate cross-licenses.

6.
Ownership of Inventions. Each party shall retain ownership of its background technology, subject to the licenses described herein. Genus shall own any inventions (and patents resulting therefrom) made by either party during the Design Phase to the extent based on its ALD background technology ("ALD Inventions"). Aixtron shall own any inventions (and patents resulting therefrom) made by either party during the Design Phase to the extent based on its AVD background technology ("AVD Inventions").

7.
R&D Cross-License. During the Design Phase, Genus shall grant Aixtron a non-exclusive, royalty-free R&D license to ALD background technology and ALD Inventions and Aixtron shall grant Genus a non-exclusive, royalty-free R&D license to AVD background technology and AVD Inventions, in each case to make and to use, but not to sell or offer for sale in furtherance of the Project.

8.
ALD License. In the event that Aixtron exercises its right to terminate the Merger Agreement in accordance with Section 8.01(d) or 8.01(c) (but, to the extent based on a breach of a representation or warranty by Genus, only in the case of a knowing breach) thereof (the "Termination Right"), Genus shall, and hereby does, grant Aixtron a personal, non-transferable and non-exclusive license or sublicense (to the extent legally possible, but subject to payment of any mandatory sublicensing fee by Aixtron for sublicensed intellectual property) to (a) all ALD background technology owned or licensed by Genus that (i) covers any intellectual property related to the Project, (ii) was conceived and reduced to practice prior to the end of the Project or the exercise of the Termination Right, whichever is earlier, and (iii) is commercially practicable to the design, development, manufacture, sale or use of the Products, and (b) all ALD Inventions, to make, have made, use, sell and import Products, subject to a royalty of $20,000 per unit on the sale of Products; provided, however, that such license shall be royalty-free when exercised in connection with R&D. This license will terminate if Aixtron fails to pay any royalties within 30 days after they are due. Genus will have the annual right to audit through an independent auditor Aixtron's books and records related to Product sales, at Genus's expense, to determine whether royalty payments are accurate. Aixtron will indemnify and hold Genus harmless against any claims relating to Products made under this license.

9.
Governing Law. This Agreement in Principle shall be governed by, and construed in accordance with, the laws of the State of New York.

10.
Documentation. The parties shall agree on a more complete Agreement embodying the terms contained herein, including a detailed work plan, as soon as practicable.

11.
Failure to Complete Agreement. In the event the Agreement is not completed by the Effective Date, this Agreement in Principle shall constitute the legally binding agreement between the parties with respect to the Project; provided, however, that, as of the date hereof, the provisions of Section 8 hereof shall be legally binding and enforceable without any further action of either of the parties other than Aixtron exercising the Termination Right.

        IN WITNESS WHEREOF, Aixtron Aktiengesellschaft and Genus, Inc. have duly executed this Agreement in Principle, all as of the date first written above.

AIXTRON AKTIENGESELLSCHAFT		GENUS, INC.
By:	/s/ PAUL K. HYLAND	By:	/s/ WILLIAM W.R. ELDER
Name:	Paul K. Hyland	Name:	William W.R. Elder
Title:	President and Chief Executive Officer	Title:	Chairman and Chief Executive Officer
By:	/s/ CHRISTOPHER C. DODSON
Name:	Christopher C. Dodson
Title:	Chief Financial Officer

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  Exhibit 10.1
Agreement in Principle